Exhibit 99.11

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF PENNSYLVANIA

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IN RE DIET DRUGS	)
(PHENTERMINE/FENFLURAMINE/	)	MDL NO. 1203
DEXFENFLURAMINE) PRODUCTS	)
LIABILITY LITIGATION	)
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THIS DOCUMENT RELATES TO:	)
ALL ACTIONS	)
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SHEILA BROWN, et al. v. WYETH	)	CIVIL ACTION NO. 99-20593
(formerly American Home Products	)
Corporation))

NINTH AMENDMENT TO NATIONWIDE CLASS ACTION

SETTLEMENT AGREEMENT WITH AMERICAN HOME

PRODUCTS CORPORATION

Dated: May 18, 2005

NINTH AMENDMENT TO THE NATIONWIDE CLASS ACTION SETTLEMENT

AGREEMENT WITH AMERICAN HOME PRODUCTS CORPORATION

WHEREAS on November 18, 1999, the Parties executed the Nationwide Class Action Settlement Agreement with American Home Products Corporation (now Wyeth by corporate name change as of March 11, 2002), arising from the marketing, sale, distribution and use of the diet drugs Pondimin® and ReduxTM; and

WHEREAS the Nationwide Class Action Settlement Agreement was amended in the First through the Eighth Amendments, with such Amendments approved by the United States District Court for the Eastern District of Pennsylvania (collectively, the Nationwide Class Action Settlement Agreement as amended from the First through the Eighth Amendment shall be referred to herein as the “Settlement Agreement”); and

WHEREAS Class Counsel and Wyeth (the “Parties”) agree that the Settlement Agreement is further amended by this Ninth Amendment, subject to the conditions and effective at such time as set forth below.

I. DEFINITIONS AND SECTION REFERENCES

A. Incorporation of Settlement Agreement Definitions. The capitalized terms used in this Ninth Amendment and not specifically defined herein shall have the meanings as defined and set forth in the Settlement Agreement.

B. Section References. References to a “Section” refer to Sections of the Ninth Amendment, unless otherwise specified.

II. GOVERNANCE OF THE AHP SETTLEMENT TRUST

A. Ninth Amendment Trustee/Claims Administrator. The number of Trustees pursuant to Section VI.A.3 of the Settlement Agreement shall be reduced from three to one and the Trust shall be operated, managed and directed by a single Trustee, who also shall serve as the Claims Administrator (hereinafter referred to as the “Ninth Amendment Trustee”). The Ninth Amendment Trustee shall have all the rights and responsibilities of the Claims Administrator(s) and/or Trustees of the Trust under the Settlement Agreement and shall exercise all the functions that were to be exercised by them under the Settlement Agreement. The Ninth Amendment Trustee shall succeed to all the rights and responsibilities of the Trust and Trustees under all contracts to which the Trust is a party and the Trustees shall take all steps reasonably necessary for the complete and prompt transition of all such contracts to the Ninth Amendment Trustee to the extent required by any such contract.

B. Amended and Restated AHP Settlement Trust Agreement. The September 1, 2000 AHP Settlement Trust Agreement shall be amended and restated in a form substantially the same as the Amended and Restated AHP Settlement Trust Agreement attached as Exhibit A.

C. Qualifications of the Ninth Amendment Trustee. The qualifications of the Ninth Amendment Trustee shall be as defined in Section VI.A.4 [pp. 72-73] of the Settlement Agreement.

D. Appointment of the Ninth Amendment Trustee. The Parties shall agree upon and nominate a person to serve as the Ninth Amendment Trustee and shall request that the Court appoint such Ninth Amendment Trustee as part of the request by the Parties for approval of this Ninth Amendment. If the nominee is not approved, the Parties jointly shall nominate another nominee and shall do so until the Court approves the appointment of the Parties’ nominee as the Ninth Amendment Trustee. Such Ninth Amendment Trustee shall serve in accordance with the Amended and Restated AHP Settlement Trust Agreement. As of the Effective Date of this Ninth Amendment and the appointment by the Trial Court of the Ninth Amendment Trustee, the term of office of each person then serving as a Trustee of the Trust shall expire. After the date of appointment of the Ninth Amendment Trustee by the Trial Court, the Trustees shall be considered to have hold-over authority, after the expiration of their term under this Section II.D, if necessary, solely for the purpose of effectuating the transfers and assignments required under Section II.A.

E. Administration of Claims by the Ninth Amendment Trustee. The Ninth Amendment Trustee shall administer all claims by Class Members for any type of benefit under the Settlement Agreement (except benefits subject to administration by the Fund Administrator under the Seventh Amendment), and shall perform all duties of the Trustees and/or Claims Administrator under the Settlement Agreement, pursuant to (i) Court-Approved Procedures agreed upon by the Parties and approved by the Court, after affording notice and an opportunity to be heard concerning such proposed Procedures to all interested persons and/or (ii) as otherwise ordered by the Court. Before submitting for Court approval any proposed Court-Approved Procedure relating to the administration of any benefits created by the Seventh Amendment, the Parties shall consult with the Seventh Amendment Liaison Committee concerning the content of the proposed Court-Approved Procedure.

F. Reporting Requirements of the Ninth Amendment Trustee. The reporting provisions of Section VI.A.10 [pp. 75-84] of the Settlement Agreement shall not apply to the Ninth Amendment Trustee. The reporting requirements of the Ninth Amendment Trustee shall be determined by a Court-Approved Procedure.

G. Access to Information. Class Counsel and Wyeth shall have complete and unencumbered access to all information of any kind in the possession of the Ninth Amendment Trustee and/or the Trust, in hard copy or electronic form, to the extent such information is not protected by applicable attorney-client privileges, as requested at any time by Class Counsel or Wyeth. The Ninth Amendment Trustee shall respond timely to any request for information by Class Counsel or Wyeth for information relating to the Settlement Agreement. PTO No. 2683 and any order(s) of the Court governing confidential information relating to the Settlement Agreement shall apply to any information obtained by Wyeth or Class Counsel under this Section II.G to the extent that such information constitutes “Confidential Information” as defined in PTO No. 2683 or other applicable orders of the Court.

III. APPROVAL AND OTHER TERMS

A. Request for Approval. Within five days after the Execution Date, the Parties shall apply to the Court for an order or orders:

(1)	Granting approval by the Trial Court of the Ninth Amendment (“Trial Court Approval of the Ninth Amendment”);

(2)	Approving the Amended and Restated AHP Settlement Trust Agreement; and

(3)	Appointing the Ninth Amendment Trustee.

B. Conditions. The Parties’ respective obligations under this Ninth Amendment are subject to all of the following conditions:

(1)	Trial Court Approval of the Ninth Amendment;

(2)	Entry of an order by the Court approving the Amended and Restated AHP Settlement Trust Agreement; and

(3)	Except as to actions required by this Ninth Amendment to occur before such time, Trial Court Approval of this Ninth Amendment, which approval order or orders shall:

(a)	Approve this Ninth Amendment in its entirety under the standard which would be applicable under Fed.R.Civ.P. 23(e) as fair, reasonable, adequate, and non-collusive;

(b)	Require compliance with the terms of this Ninth Amendment;

(c)	Approve the appointment of the Ninth Amendment Trustee nominated by the Parties.

C. Retained Jurisdiction. The Court shall have original and exclusive jurisdiction over the interpretation and enforcement of this Ninth Amendment incident to its exclusive, retained jurisdiction under section VIII.B.1 of the Settlement Agreement and Paragraph 11 of PTO No. 1415 entered by the Court on August 28, 2000.

D. Survival of Terms. Except as expressly modified in this Ninth Amendment, all terms and provisions of the Settlement Agreement remain in full force and effect.

E. Headings. The headings of the Sections of this Ninth Amendment are included for convenience only and shall not be deemed to constitute part of this Amendment or affect its construction.

F. Counterparts. This Ninth Amendment may be executed in counterparts by facsimile signature. Each counterpart shall be effective as part of a fully executed original Ninth Amendment.

G. Effective Date. The Ninth Amendment shall become effective 30 days after the date of entry of the Order by the Trial Court granting Trial Court Approval of the Ninth Amendment (“Effective Date”).

H. Parties. The Parties to this Ninth Amendment shall be considered to be Class Counsel, as counsel to the Settlement Class, and Wyeth.

IN WITNESS WHEREOF, the Parties have duly executed this Ninth Amendment to the Settlement Agreement, by their respective counsel as set forth below, as of May 18, 2005.

WYETH

By:	/s/ Douglas A. Dworkin	Date:	May 18, 2005
Douglas A. Dworkin
Vice President and Deputy General Counsel
Wyeth
5 Giralda Farms
Madison, NJ 07940

CLASS COUNSEL

	/s/ Arnold Levin	Date:	May 4, 2005
Arnold Levin, Esquire
Michael D. Fishbein, Esquire
LEVIN, FISHBEIN, SEDRAN & BERMAN
510 Walnut Street, Suite 500
Philadelphia, PA 19106

	/s/ Gene Locks	Date:	May 4, 2005
Gene Locks, Esquire
LOCKS LAW FIRM
1500 Walnut Street
Philadelphia, PA 19102

/s/ Sol H. Weiss	Date:	May 4, 2005
Sol H. Weiss, Esquire
ANAPOL, SCHWARTZ, WEISS, COHAN,
FELDMAN & SMALLEY, P.C.
1900 Delancey Place
Philadelphia, PA 19103

/s/ Stanley Chesley	Date:	May 4, 2005
Stanley Chesley, Esquire
WAITE, SCHNEIDER, BAYLESS & CHESLEY
1513 Central Trust Tower
Fourth & Vine Sts.
Cincinnati, Ohio 45202

/s/ Charles R. Parker	Date:	May 4, 2005
Charles R. Parker, Esquire
LOCKE, LIDDELL & SAPP, LLP
3400 JP Morgan Chase Tower
600 Travis
Houston, TX 77002

/s/ John J. Cummings	Date:	May 4, 2005
John J. Cummings, Esquire
CUMMINGS, CUMMINGS & DUDENHEFER
416 Gravier Street
New Orleans, LA 70130